                                                                     EXHIBIT 4.7

                                                                  Execution Copy




                       PREFERRED STOCK PURCHASE AGREEMENT


                                     BETWEEN
                                 WRC MEDIA INC.
                                 EAC III L.L.C.
                            AND SGC PARTNERS II LLC




                            DATED AS OF MAY 9, 2001

                               TABLE OF CONTENTS

                                                                                           PAGE
ARTICLE I.

PURCHASE AND SALE ...........................................................................2
   Section 1.1.   Issuance of Junior Preferred Stock by the Company .........................2
   Section 1.2.   The Closing ...............................................................2

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY ...............................................2
   Section 2.1.   Corporate Existence and Power .............................................2
   Section 2.2.   Corporate Authorization ...................................................3
   Section 2.3.   Governmental Authorization ................................................3
   Section 2.4.   Noncontravention ..........................................................3
   Section 2.5.   Capitalization and Voting Rights of the Company ...........................3
   Section 2.6.   Valid Issuance of Securities ..............................................4
   Section 2.7.   Litigation ................................................................4
   Section 2.8.   Compliance with Laws ......................................................4
   Section 2.9.   Transactions with Affiliates ..............................................4
   Section 2.10.  Brokers ...................................................................5
   Section 2.11.  Ripplewood ................................................................5

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PURCHASERS ................................................5
   Section 3.1.   Existence and Power .......................................................5
   Section 3.2.   Authorization .............................................................5
   Section 3.3.   Governmental Authorization ................................................5
   Section 3.4.   Purchase for Investment ...................................................5
   Section 3.5.   Private Placement .........................................................5
   Section 3.6.   Litigation ................................................................6
   Section 3.7.   EAC III Representations and Warranties ....................................6

ARTICLE IV.

CLOSING CONDITIONS ..........................................................................6
   Section 4.1.   Closing Conditions ........................................................6
   Section 4.1.1. Representations and Warranties True; Compliance ...........................6
   Section 4.1.2. Certificate ...............................................................6
   Section 4.1.3. Organic Documents .........................................................7
   Section 4.1.4. Purchase Permitted by Applicable Laws .....................................7
   Section 4.1.5. No Litigation .............................................................7
   Section 4.1.6. Closing of Transaction ....................................................7
   Section 4.1.7. SBIC Sideletter ...........................................................7
   Section 4.1.8. Fees and Expenses .........................................................7



   Section 4.1.9. Delivery of Purchase Price by the Purchasers ...............................7
   Section 4.2.   Retained Funds .............................................................7

ARTICLE V.

INTERPRETATION OF THIS AGREEMENT .............................................................8
   Section 5.1.   Terms Defined ..............................................................8
   Section 5.2.   Directly or Indirectly .....................................................9
   Section 5.3.   Section Headings and Table of Contents and Construction ....................9
   Section 5.4.   Governing Law ..............................................................9

ARTICLE VI.

MISCELLANEOUS ...............................................................................10
   Section 6.1.   Notices ...................................................................10
   Section 6.2.   Reproduction of Documents .................................................11
   Section 6.3.   Survival ..................................................................11
   Section 6.4.   Successors and Assigns ....................................................11
   Section 6.5.   Amendment and Waiver ......................................................12
   Section 6.6.   Expenses ..................................................................12
   Section 6.7.   Waiver of Jury Trial; Consent to Jurisdiction; Etc ........................12
   Section 6.8.   Indemnification ...........................................................13
   Section 6.9.   Entire Agreement ..........................................................14
   Section 6.10.  Execution in Counterpart ..................................................14

         PREFERRED STOCK PURCHASE AGREEMENT, dated as of May 9, 2001 (this "Agreement"), by and among WRC Media Inc., a Delaware corporation (together with its successors and permitted assigns, the "Company"), EAC III L.L.C., a Delaware limited liability company (together with its successors and permitted assigns, "EAC III"), and SGC Partners II LLC, a Delaware limited liability company (together with its successors and permitted assigns, "SGC" and, together with EAC III, the "Purchasers").


                                          INTRODUCTION

         The Company will acquire all of the outstanding equity of and invest in ChildU, Inc., a Florida corporation ("ChildU"), on the terms and conditions set forth in the Agreement and Plan of Merger, dated as of May 9, 2001, among the Company, CU Acquisition Inc., a Florida corporation, and ChildU (the "ChildU Acquisition Agreement"), pursuant to which the Company shall (a) commit to make up to $8.25 million in investments in ChildU to fund ChildU's obligations, which investments could take the form of either loans or capital contributions; (b) exchange 162,500 shares of the Company's Common Stock for notes of ChildU currently held by a group of affiliated investors with an aggregate principal amount of $5.5 million and with approximately $1.6 million in accrued interest; and (c) commit to make up to $15 million in contingent payments, in the form of the Company's Common Stock, to ChildU's shareholders upon ChildU's achievement of certain revenue goals in fiscal year 2001 in exchange for the acquisition of all of the outstanding equity of ChildU (the "ChildU Acquisition").

         The Company intends to purchase from ThinkBox Inc., a Delaware corporation ("ThinkBox"), for up to $2.5 million in cash, (a) up to 33% of the shares of the issued and outstanding capital stock of ThinkBox and (b) an option to purchase the remaining portion of ThinkBox's outstanding capital stock for between $5 and $15 million, dependent upon whether ThinkBox achieves certain revenue goals, in exchange for the Company's Common Stock (the maintenance of which option will require the Company to make monthly cash payments of approximately $357,000 to ThinkBox in exchange for ThinkBox stock) (the "ThinkBox Acquisition" and, together with the ChildU Acquisition, the "Acquisitions") on the terms and conditions as set forth in the Series C Preferred Stock Purchase Agreement, which, if executed, would be executed in May 2001, between ThinkBox and the Company (the "ThinkBox Acquisition Agreement" and, together with the ChildU Acquisition Agreement, the "Acquisition Agreements").

         To finance, in part, the payment of the consideration payable in the Acquisitions, the Company intends to issue shares of Junior Participating Cumulative Convertible Preferred Stock, par value $0.01 per share having the terms, rights and designations set forth in the Certificate of Designations, Preferences and Rights of Junior Participating Cumulative Convertible Preferred Stock (the "Certificate of Designations"), attached as Exhibit A hereto, to be filed with the Secretary of State of the State of Delaware (the "Junior Preferred Stock"), to the Purchasers. The remaining portion of the consideration payable in the Acquisitions will be in the form of the Company's Common Stock.

         The Company desires to issue and sell the Junior Preferred Stock to the Purchasers, and the Purchasers desire to purchase the Junior Preferred Stock from the Company, upon the terms and subject to the conditions hereinafter set forth in this Agreement.

         The parties hereto agree as follows:


                                   ARTICLE I.

                                PURCHASE AND SALE

         Section 1.1. Issuance of Junior Preferred Stock by the Company. The Company has authorized the issuance of an aggregate of 254,623 shares of Junior Preferred Stock to EAC III (the "EAC III Shares") and an aggregate of 89,127 shares of Junior Preferred Stock to SGC (the "SGC Shares" and, together with the EAC III Shares, the "Shares"). The Shares shall be issued pursuant to the Charter and to the Certificate of Designations, and shall have the terms provided therein and under applicable law.

         Section 1.2. The Closing.

         (a) Purchase and Sale of Junior Preferred Stock. On the terms and subject to the conditions of this Agreement, at the Closing, the Company agrees to issue and sell (i) to EAC III, and EAC III agrees to purchase from the Company, in accordance with the provisions hereof, the EAC III Shares at an aggregate purchase price of $10,184,920 (the "EAC III Purchase Price") and (ii) to SGC, and SGC agrees to purchase from the Company, in accordance with the provisions hereof, the SGC Shares at an aggregate purchase price of $3,565,080 (the "SGC Purchase Price" and, together with the EAC III Purchase Price, the "Purchase Price").

         (b) The Closing. The closing (the "Closing") of the sale and purchase of the Shares will be held at 10:00 a.m., local time, on May 9, 2001 or such other time and date as the Company and Purchasers shall agree (the "Closing Date"), at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York. At the Closing, (i) the Company will deliver to Purchasers one or more certificates representing the Shares duly registered in the names of Purchasers and bearing appropriate legends and (ii) Purchasers will deliver to the Company the Purchase Price, by wire transfer in immediately available funds, as directed by the Company, which shall be an account at a bank located in the United States of America.


                                   ARTICLE II.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants as of the date hereof and as of the Closing Date as follows:

         Section 2.1. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and as proposed to be conducted.

         Section 2.2. Corporate Authorization. The execution, delivery and performance by the Company of each of the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby (including the issuance and sale of the Shares) are within the corporate powers of the Company and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and the other Transaction Documents, when executed, will be duly executed and delivered by the Company. Each of the Transaction Documents constitutes, or when executed will constitute, a valid and binding agreement of the Company, enforceable against it in accordance with its respective terms, except (i) as limited by the applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

         Section 2.3. Governmental Authorization. The execution, delivery and performance by the Company of each of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not require the Company to obtain any order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or make any notice to, or filing or registration with, any governmental body, agency or official except as have been obtained or made (or are not required to be obtained or made until after the Closing).

         Section 2.4. Noncontravention. The execution, delivery and performance by the Company of each of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate its Charter or bylaws, (ii) assuming compliance with the matters referred to in
Section 2.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of such entity or to a loss of any benefit to which it is entitled under any provision of any agreement or other instrument binding upon it or any of its assets or properties other than such as would not have a Material Adverse Effect or (iv) result in the creation or imposition of any material Lien on any of its properties or assets.

         Section 2.5. Capitalization and Voting Rights of the Company.

         (a) As of the Closing Date, immediately prior to the issuance of the Shares, the authorized capital stock of the Company will consist of 20,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), and 20,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"), of which 6,851,821 shares of Common Stock and 3,000,000 shares of Preferred Stock will be outstanding. The rights, privileges and preferences of the Common Stock are set forth in the Charter and the rights, privileges and preferences of the Preferred Stock are set forth in the Amended Certificate of Designations, Preferences and Rights of 15% Senior Preferred Stock Due 2011 and 15% Series B Senior Preferred Stock Due 2011 and the Junior Preferred Stock Certificate of Designations.

         (b) Immediately following the Closing and after giving effect to the transactions contemplated by the Transaction Documents, the outstanding capital stock of the Company will be 7,014,321 shares of Common Stock and 3,343,750 shares of Preferred Stock.

         (c) Except as set forth in this Section 2.5 or on Schedule 2.5 and, except for the options granted to certain executives of the Company in connection with their employment with the Company, there are, and immediately after the Closing and after giving effect to the transactions contemplated by the Transaction Documents, there will be, no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company or its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) other than as expressly permitted in the Transaction Documents or employment plans, no obligation of the Company to redeem, repurchase or otherwise acquire or retire any shares of capital stock or any convertible securities, rights or options of the type described in (i), (ii) or (iii) which are presently outstanding or which may be issued in the future. Set forth on Schedule 2.5 is a true, correct and complete list of the record holders of shares of capital stock of the Company. Such holders own of record all the outstanding capital stock of the Company, each of them so owning the number of shares set forth opposite such holder's name on
Schedule 2.5.

         Section 2.6. Valid Issuance of Securities. Except for the preemptive rights granted pursuant to the Stockholders Agreement, all outstanding shares of capital stock of the Company have been duly authorized, validly issued, fully paid and non-assessable and are not subject to any preemptive or subscription rights. The Shares have been duly authorized and, when issued in accordance with this Agreement, will be fully paid and non-assessable, will not be subject to any preemptive or subscription rights and will not result in the anti-dilution provisions of any security becoming applicable. Purchasers will have good title to the Shares when issued and delivered in accordance with this Agreement and such Shares will be free and clear of any Liens.

         Section 2.7. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company, threatened against or affecting the Company, its Subsidiaries or any of their properties before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or which could reasonably be expected to have a Material Adverse Effect.

         Section 2.8. Compliance with Laws. The Company and each of its Subsidiaries is and has been in compliance with all applicable laws as such applicable laws apply to the Company except for possible instances of noncompliance that, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on Schedule 2.8, neither the Company nor any of its Subsidiaries has received any written communication during the three years preceding the date hereof from any person that alleges that the Company or any of its Subsidiaries is not in material compliance with any applicable law.

         Section 2.9. Transactions with Affiliates. Except as described in
Schedule 2.9 and for the transactions contemplated by the Transaction Documents, since March 31, 2001, there have been no transactions between Affiliates of the Company, on the one hand, and the Company, on the other hand. Schedule 2.9 sets forth a true and complete list of all arrangements between Affiliates of the Company or its Subsidiaries, on the one hand, and the Company and its Subsidiaries, on the other hand, which will be in effect following the Closing.

         Section 2.10. Brokers. There is no investment banker, broker, finder or other intermediary which has been retained by, will be retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

         Section 2.11. Ripplewood. Neither Ripplewood Partners, L.P. nor any of its Affiliates is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.


                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF PURCHASERS

         Except for Section 3.7, each Purchaser represents and warrants to the Company, each for itself and not to or for the other, as of the date hereof and as of the Closing Date that:

         Section 3.1. Existence and Power. Purchasers are duly organized, validly existing and in good standing under the laws of their jurisdiction of organization and have all powers (corporate, partnership or otherwise) and all material governmental licenses, authorizations, permits, consents and approvals required to carry on their businesses as now conducted.

         Section 3.2. Authorization. The execution, delivery and performance by Purchasers of this Agreement and the consummation of the transactions contemplated hereby are within the powers (corporate, partnership or otherwise) of Purchasers and have been duly authorized by all necessary action on the part of Purchasers. This Agreement constitutes a valid and binding agreement of Purchasers, enforceable in accordance with its terms, except (i) as limited by the applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement or creditors' rights generally or
(ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

         Section 3.3. Governmental Authorization. The execution, delivery and performance by Purchasers of this Agreement and the consummation of the transactions contemplated hereby require no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official.

         Section 3.4. Purchase for Investment. Purchasers are purchasing the Shares for investment for their own accounts and not with a view to, or for sale in connection with, any distribution thereof.

         Section 3.5. Private Placement.

         (a) Purchasers understand that (i) the offering and sale of the Shares hereby is intended to be exempt from registration under the Securities Act and
(ii) there is no market for Shares and there can be no assurance that Purchasers will be able to sell or dispose of the Shares to be purchased by Purchasers.

         (b) Purchasers' financial situation is such that Purchasers can afford to bear the economic risk of holding the Shares acquired hereunder for an indefinite period of time, and Purchasers can afford to suffer the complete loss of the investment in the Shares.

         Section 3.6. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Purchasers, threatened against or affecting, Purchasers before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

         Section 3.7. EAC III Representations and Warranties. EAC III represents and warrants to SGC that EAC III has provided SGC's counsel with true and complete copies of all documents entered between EAC III and its members in connection with the funding of EAC III's purchase of the EAC III Shares contemplated hereby, which documents provide for the investment by such members to fund such purchase by EAC III, and EAC III represents and warrants that there are no other arrangements or understandings relating to such matters except as set forth in such documents and in the Amended and Restated Operating Agreement of EAC III L.L.C., dated as of November 17, 1999.



                                   ARTICLE IV.

                               CLOSING CONDITIONS

         Section 4.1. Closing Conditions. The obligations of Purchasers to consummate the Closing are subject to the satisfaction or waiver of the following conditions, and the failure by the Company to satisfy all such conditions shall relieve Purchasers, at each Purchaser's election, of all such obligations:

         Section 4.1.1. Representations and Warranties True; Compliance.

         (a) The representations and warranties contained in Section 2 that are qualified by materiality shall be true and correct and those not so qualified shall be true and correct in all material respects on the Closing Date with the same effect as though made on and as of that date.

         (b) The Company shall have performed in all material respects each of the covenants and agreements of the Company contained in this Agreement and the ChildU Acquisition Agreement required to be performed at or prior to the Closing.

         Section 4.1.2. Certificate. Purchasers shall have received:

         (a) from the Company, a certificate dated the Closing Date and signed (on behalf of the Company) by an executive officer of the Company, substantially to the effect of 4.1.1(a) and (b); and

         (b) from the Company, a customary certificate dated the Closing Date and signed (on behalf of the Company) by the secretary or an assistant secretary of the Company.

         Section 4.1.3. Organic Documents. Purchasers shall have received (i) a long-form certificate of good standing or equivalent certificate or certificates of the Secretary of State of the State of Delaware certifying the Company's due incorporation, good standing and satisfactory tax status and listing all charter documents with respect to the Company on file with such Secretary of State, (ii) the Company's charter documents, including, without limitation, all Certificates of Designations, certified by the Secretary of State of the State of Delaware and (iii) the Company's by-laws, certified by the Secretary of the Company.

         Section 4.1.4. Purchase Permitted by Applicable Laws. The acquisition of and payment for the Shares shall not be prohibited by any applicable law or governmental regulation. All of the orders, licenses, consents, authorizations, approvals, notices, filings or registrations which are required to be obtained or made on or prior to Closing shall have been obtained or made.

         Section 4.1.5. No Litigation. No judgment, injunction, order or decree of any Governmental Entity of competent jurisdiction shall prohibit the acquisition of and payment for the Shares.

         Section 4.1.6. Closing of Transaction.

         (a) The Company shall have delivered to Purchasers copies of the fully executed ChildU Acquisition Agreement (and any other documents executed in connection with the ChildU Acquisition) certified as true and correct in all material respects by an executive officer of the Company.

         (b) The conditions to the consummation of the transaction contemplated by the ChildU Acquisition Agreement shall have been satisfied and the transactions contemplated by such document to be consummated at or prior to closing of the transaction shall have been consummated substantially in accordance with the terms of the ChildU Acquisition Agreement (without waiver of any material closing condition of the Company set forth in the ChildU Acquisition Agreement).

         Section 4.1.7. SBIC Sideletter. The Company shall have executed and delivered to Purchasers a letter agreement or agreements with respect to SBIC matters in the form attached hereto as Exhibit 4.1.7.

         Section 4.1.8. Fees and Expenses. All fees and disbursements required to be paid pursuant to Section 6.6 shall have been paid in full.

         Section 4.1.9. Delivery of Purchase Price by the Purchasers. The Company shall have received the EAC III Purchase Price from EAC III pursuant to the terms and provisions of this Agreement, and SGC shall have received evidence reasonably satisfactory to SGC of such receipt. The Company shall have received the SGC Purchase Price from SGC pursuant to the terms and provisions of this Agreement, and EAC III shall have received evidence reasonably satisfactory to EAC III of such receipt.

         Section 4.2. Retained Funds. The Company agrees to hold $2,500,000 of the Purchase Price (the "Retained Funds") and the equivalent number of Shares, based upon a price of $40 per share, consisting of EAC III Shares and SGC Shares pro rata (the "Retained Shares"), pending the consummation of the ThinkBox Acquisition. The Retained Funds shall be released for the Company's use in installments as required by the Company to make the Payments (as defined in the ThinkBox Acquisition Agreement) upon the terms of the ThinkBox Acquisition Agreement, as such agreement may be amended from time to time, and an equivalent number of Retained Shares shall be released by the Company to the Purchasers pro rata immediately after each such release of Retained Funds. If the ThinkBox Acquisition Agreement is abandoned or terminated before all of the Retained Funds have been used by the Company as provided above, such remaining Retained Funds shall be returned to the Purchasers pro rata, together with interest on such returned funds, computed at a rate per annum equal to 9.75% from the Closing to the date such funds are returned, and the remaining Retained Shares shall not be issued to the Purchasers. If the Initial Closing (as defined in the ThinkBox Acquisition Agreement) of the ThinkBox Acquisition does not occur within ninety (90) days of the Closing, the Retained Funds will be returned to the Purchasers pro rata in their entirety, together with interest on such returned funds, computed at a rate per annum equal to 9.75% from the Closing to the date such funds are returned, and none of the Retained Shares shall be issued to the Purchasers.

                                   ARTICLE V.

                        INTERPRETATION OF THIS AGREEMENT

         Section 5.1. Terms Defined.

         As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

         Affiliate means, in respect of any Person, at any time, a Person (other than a Subsidiary or Purchaser) that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person; or that beneficially owns or holds ten percent (10%) or more of any class of the voting stock of such Person. As used in this definition, control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         Charter means the Amended and Restated Certificate of Incorporation of the Company, as in effect at the Closing and as thereafter amended in compliance with the provisions thereof.

         Governmental Entity means any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

         Lien means all mortgages, liens, security interests, charges, easements, leases, subleases, covenants, rights-of-way, options, claims, restrictions or encumbrances of any kind.

         Material Adverse Effect means, with respect to any event or circumstance (either individually or in the aggregate with all other events and circumstances), an effect caused thereby or resulting therefrom that would be materially adverse as to, or in respect of the business, operations, financial condition or properties of the Company and its Subsidiaries, taken as a whole; the ability of the Company to perform its obligations under any Transaction Document to which it is a party; or the validity or enforceability of any of the Transaction Documents.

         Person means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         SBIC means Small Business Investment Company.

         Securities Act means the Securities Act of 1933, as amended from time to time.

         Stockholders Agreement means the Amended and Restated Stockholders Agreement, dated as of November 17, 1999, among the Company, SGC and EAC III.

         Subsidiary means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors of the Company or other persons performing similar functions are, after giving effect to the transactions contemplated by the Acquisition Agreements, directly or indirectly owned by the Company.

         Transaction Documents means (i) this Agreement and (ii) the Acquisition Agreements.

         Section 5.2. Directly or Indirectly. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any partnership in which such Person is a general partner.

         Section 5.3. Section Headings and Table of Contents and Construction.

         (a) The titles of the sections of this Agreement and the table of contents of this Agreement appear as a matter of convenience only, do not constitute a part hereof and shall not affect the construction hereof. The words "herein," "hereof," "hereunder" and "hereto" refer to this Agreement as a whole and not to any particular section or other subdivision. References to sections are, unless otherwise specified, references to sections of this Agreement. References to schedules are, unless otherwise specified, references to schedules attached to this Agreement.

         (b) Each covenant contained herein shall be construed (absent an express contrary provision herein) as being independent of each other covenant contained herein, and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with one or more other covenants.

         Section 5.4. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

                                   ARTICLE VI.

                                  MISCELLANEOUS


         Section 6.1. Notices.

         (a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, as follows:


                  (i)    if to Purchasers,


                         SGC Partners II LLC
                         1221 Avenue of the Americas
                         New York, NY 10020
                         Attention: Mr. V. Frank Pottow
                         Fax: (212) 278-5454

                         EAC III L.L.C.
                         c/o Ripplewood Holdings L.L.C.
                         One Rockefeller Plaza, 32nd Floor
                         New York, NY 10020
                         Attention: Mr. Charles L. Laurey
                         Fax: (212) 582-4110

                         with a copy to:

                         SG Cowen Securities Corporation
                         1221 Avenue of the Americas
                         New York, NY 10020
                         Attention: Elisabeth Duncan, Esq.
                         Fax: (212) 278-7995

                         and

                         Covington & Burling
                         1330 Avenue of the Americas
                         New York, NY 10019
                         Attention: J. D. Weinberg, Esq.
                         Fax: (212) 841-1010

                  (ii)   if to the Company,

                         WRC Media Inc.
                         c/o Ripplewood Holdings L.L.C.
                         One Rockefeller Plaza, 32nd Floor
                         New York, New York 10020
                         Attention: Mr. Charles L. Laurey
                         Fax: (212) 582-4110
                         with a copy to:

                         Cravath, Swaine & Moore
                         Worldwide Plaza
                         825 Eighth Avenue
                         New York, New York 10019
                         Attention: Julie T. Spellman, Esq.
                         Fax: (212) 474-3700

         (b) Any communication addressed and delivered as herein provided shall be deemed to be received when actually delivered to the address of the addressee (whether or not delivery is accepted) or received by the telecopy machine of the recipient. Any communication not so addressed and delivered shall be ineffective.

         (c) Notwithstanding the foregoing provisions of this Section 6.1, service of process in any suit, action or proceeding arising out of or relating to this Agreement or any document, agreement or transaction contemplated hereby, or any action or proceeding to execute or otherwise enforce any judgment in respect of any breach hereunder or under any document or agreement contemplated hereby, shall be delivered in the manner provided in Section 6.7(c).

         Section 6.2. Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, consents, waivers and modifications that may hereafter be executed, documents received by Purchasers at the Closing (except the certificates representing the Shares to be purchased by Purchasers), and financial statements, certificates and other information previously or hereafter furnished to Purchasers, may be reproduced by the Company or Purchasers by any photographic, photostatic, microfilm, micro-card, miniature photographic, digital or other similar process, and Purchasers may destroy any original document so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Company or Purchasers in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. Nothing in this Section
6.2 shall prohibit the Company or Purchasers from contesting the accuracy or validity of any such reproduction.

         Section 6.3. Survival. All warranties, representations, certifications and covenants made by the Company herein or in any certificate or other instrument delivered by or on behalf of the Company hereunder shall be considered to have been relied upon by Purchasers and shall survive the delivery to Purchasers of the Shares regardless of any investigation made by Purchasers or on Purchasers' behalf. All statements in any certificate or other instrument delivered by or on behalf of the Company pursuant to the terms hereof shall constitute representations and warranties by the Company hereunder. All payment obligations of the Company hereunder (including, without limitation, reimbursement obligations in respect of costs, expenses and fees of or incurred by Purchasers) shall survive the termination hereof.

         Section 6.4. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto. The provisions hereof are intended to be for Purchasers' benefit and the benefit of Purchasers' successors and permitted assigns, and shall be enforceable by Purchasers, Purchasers' successors or permitted assigns whether or not an express assignment of rights hereunder shall have been made by Purchasers or Purchasers' successors or permitted assigns. Anything contained in this Section 6.4 notwithstanding, the Company may not assign any of its respective rights, duties or obligations hereunder or under any of the other Transaction Documents without Purchasers' prior written consent and Purchasers may not assign any of their respective rights, duties or obligations hereunder except to an Affiliate or a Permitted Transferee (as defined in the Stockholders Agreement) of the Shares.

         Section 6.5. Amendment and Waiver. This Agreement may be amended, and the observance of any term hereof may be waived, with (and only with) the written consent of the Company and Purchasers.

         Section 6.6. Expenses. Whether or not any Shares are sold, the Company shall pay (at the Closing, if any Shares are sold, and otherwise upon receipt of any statement or invoice therefor), all fees, expenses and costs incurred by Purchasers relating hereto, including, without limitation, the statement presented at the Closing by each Purchaser's counsel for reasonable fees and disbursements incurred in connection herewith, each additional statement for fees and disbursements (promptly upon receipt thereof) of each Purchaser's counsel rendered after the Closing in connection with the purchase of the Junior Preferred Stock and all reasonable expenses incurred by Purchasers or on Purchasers' behalf or on behalf of the Company in complying with each of the conditions to closing set forth in Section 4.

         Section 6.7. Waiver of Jury Trial; Consent to Jurisdiction; Etc.

         (a) THE PARTIES HERETO VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE DOCUMENTS, AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY.

         (b) ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OF THE DOCUMENTS, AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR ANY ACTION OR PROCEEDING TO EXECUTE OR OTHERWISE ENFORCE ANY JUDGMENT IN RESPECT OF ANY BREACH UNDER THIS AGREEMENT OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY SHALL BE BROUGHT BY SUCH PARTY IN ANY FEDERAL DISTRICT COURT LOCATED IN NEW YORK CITY, NEW YORK, OR ANY NEW YORK STATE COURT LOCATED IN NEW YORK CITY, NEW YORK AS SUCH PARTY MAY IN ITS SOLE DISCRETION ELECT, AND BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE EXCLUSIVE IN PERSONAM JURISDICTION OF EACH SUCH COURT, AND EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES AND AGREES NOT TO ASSERT IN ANY PROCEEDING BEFORE ANY TRIBUNAL, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, ANY CLAIM THAT IT IS NOT SUBJECT TO THE IN PERSONAM JURISDICTION OF ANY SUCH COURT. IN ADDITION, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT, AGREEMENT OR TRANSACTION CONTEMPLATED HEREBY BROUGHT IN ANY SUCH COURT, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

         (c) EACH PARTY HERETO IRREVOCABLY AGREES THAT PROCESS PERSONALLY SERVED OR SERVED BY U.S. REGISTERED MAIL AT THE ADDRESSES PROVIDED HEREIN FOR NOTICES SHALL CONSTITUTE, TO THE EXTENT PERMITTED BY LAW, ADEQUATE SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT, AGREEMENT OR TRANSACTION CONTEMPLATED HEREBY, OR ANY ACTION OR PROCEEDING TO EXECUTE OR OTHERWISE ENFORCE ANY JUDGMENT IN RESPECT OF ANY BREACH HEREUNDER OR UNDER ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY. RECEIPT OF PROCESS SO SERVED SHALL BE CONCLUSIVELY PRESUMED AS EVIDENCED BY A DELIVERY RECEIPT FURNISHED BY THE UNITED STATES POSTAL SERVICE OR ANY COMMERCIAL DELIVERY SERVICE.

         (d) NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT EITHER PARTY'S ABILITY TO SERVE ANY WRITS, PROCESS OR SUMMONSES IN ANY MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER THE OTHER PARTY IN SUCH OTHER JURISDICTION, AND IN SUCH OTHER MANNER, AS MAY BE PERMITTED BY APPLICABLE LAW.

         Section 6.8. Indemnification. From and at all times after the date of this Agreement, and in addition to all of Purchasers' other rights and remedies against the Company, the Company agrees to indemnify and hold harmless Purchasers and each of Purchasers' directors, trustees, officers, employees, agents, investment advisors and Affiliates against any and all claims (whether valid or not), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including, without limitation, attorneys' fees, costs and expenses), incurred by or asserted against Purchasers or any such directors, trustees, officers, employees, agents, investment advisors or Affiliates, from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any suit, action or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or enforcement of this Agreement or the other Transaction Documents or any transactions contemplated herein or therein, whether or not Purchasers or any such directors, trustees, officers, employees, agents, investment advisors or Affiliates are parties to any such action, proceeding or suit or the targets of any such inquiry or investigation; or resulting from any breach of any representation or warranty, covenant or agreement of the Company in the Transaction Documents or any legal, administrative or other actions (including actions brought by any equity holders of the Company or derivative actions brought by any Person claiming through the Company or in the name of the Company), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of this Agreement, the Common Stock, any Transaction Document or any indemnified person's role in the transactions contemplated by the Transaction Documents; provided, however, that no indemnified party shall have the right to be indemnified hereunder for any liability resulting from the willful misconduct or gross negligence of such indemnified party or breach by such indemnified party of its own obligations under this Agreement. All of the foregoing losses, damages, costs and expenses shall be payable as and when incurred upon demand by Purchasers and shall be additional obligations hereunder. Without limiting the generality of the foregoing, Purchasers shall be entitled to collect, and the Company shall be obligated to advance to Purchasers and such directors, trustees, officers, employees, agents, investment advisors and Affiliates, to the fullest extent permitted by applicable law, all expenses (including, without limitation, reasonable fees and disbursements of counsel) attendant to defending against any such claims (whether valid or not), losses, damages, liabilities, costs and expenses when and as incurred, regardless of whether any judicial determination of Purchasers' entitlement to such indemnity has been made, until or unless a final judicial determination that such indemnified party is not entitled to such indemnity as a result of the willful misconduct or gross negligence of such indemnified party, in which case, such indemnified party shall promptly repay to the Company, with interest at the applicable statutory rate applicable to judgments in the relevant jurisdiction, all amounts so advanced by the Company. The obligations of the Company and the rights of the holders of Shares under this Section 6.8 shall survive the termination of this Agreement.

         Section 6.9. Entire Agreement.

         This Agreement constitutes the final written expression of all of the terms hereof and is a complete and exclusive statement of those terms.

         Section 6.10. Execution in Counterpart.

         This Agreement may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party hereto, and each set of counterparts that, collectively, show execution by each party hereto shall constitute one duplicate original.


      [Remainder of page intentionally blank. Next page is signature page.]

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.



                                           WRC MEDIA INC.

                                             by
                                               ---------------------------------
                                               Name:
                                               Title:


                                           EAC III L.L.C.

                                             by EAC IV L.L.C.
                                                its Managing Member,

                                             by RIPPLEWOOD PARTNERS, L.P.,
                                                its Sole Member,

                                             by RIPPLEWOOD HOLDINGS L.L.C.,
                                                its General Partner


                                               ---------------------------------
                                               Name:
                                               Title:


                                           SGC PARTNERS II LLC

                                             by
                                               ---------------------------------
                                               Name:
                                               Title: